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                                   EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                             FIRST BUSEY CORPORATION

         First. The name of the corporation (hereinafter called the Corporation) is:

                             FIRST BUSEY CORPORATION

         Second. The address of the Corporation's Registered Office in the State of Nevada is 3800 Howard Hughes Parkway, 7th Floor, Las Vegas, Nevada, County of Clark, 89109. The name of the Corporation's Registered Agent at such address is Kummer, Kaempfer, Bonner and Renshaw.

         Third. The nature of the business or purposes of the Corporation is as follows:

                  To engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.

         Fourth. A. Classes and Number of Shares. The total number of shares of all classes of stock the Corporation shall have authority to issue is 41,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

                  1. 40,000,000 shares of Common Stock, without par value.

                  2. 1,000,000 shares of Preferred Stock, without par value.

         B. Powers and Rights of Common Stock.

                  1. Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his name.

                  2. Dividends and Distributions.

                           a. Cash Dividends. When cash dividends may be
                  declared by the Board of Directors, and for purposes of calculating the cash dividend to be paid on shares of the Common Stock, the amount of the cash dividend declared and payable on shares of the Common Stock, determined in accordance with this provision, may be rounded up to the next highest half cent or fraction thereof.

                             b. Other Dividends and Distributions. Each share of
                  the Common Stock shall be equal in respect of rights to dividends (other than cash) and distributions, when and as declared, in the form of stock or other property of the Corporation, except that in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock

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                  split-ups or divisions, only shares of the Common Stock shall be distributed with respect to the Common Stock.

                  3. Other Rights. Except as otherwise required by the Nevada Revised Statutes, or as otherwise provided in the Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

                  4. Issuance of the Common Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all of the authorized but unissued shares of the Common Stock for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, all as the Board of Directors at its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

         C. Powers and Rights of Preferred Stock.

                  1. Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each such series shall be given a distinguishing designation. All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock.

                  2. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

                           a. The distinctive designation and number of shares
                  comprising such series, which number may (except as otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

                           b. The voting rights, if any, which shares of that
                  series shall have, which may be special, conditional, limited or otherwise;

                           c. The rate of dividends, if any, on the shares of
                  that series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series or over the Common Stock;

                           d. Whether the shares of that series shall be
                  redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the Corporation, the stockholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount

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                  determined in accordance with a designated formula or by
                  reference to extrinsic data or events and whether such amount shall be paid in cash, indebtedness, securities or other property or rights, including securities of any other corporation;

                           e. Whether that series shall have a sinking fund for
                  the redemption or purchase of shares of that series and, if so, the terms of and amounts payable into such sinking fund;

                           f. The rights to which the holders of the shares of
                  that series shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series or over the Common Stock in any such event;

                           g. Whether the shares of that series shall be
                  convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the Corporation, the stockholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

                           h. Whether the issuance of any additional shares of
                  such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

                           i. Any other preferences, privileges and powers and
                  relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article and to the full extent now or hereafter permitted by the laws of the State of Nevada.

         Fifth. The number of directors shall be fixed by, or in the manner provided in, the By-Laws.

         Sixth. The Corporation shall have perpetual existence.

         Seventh. The stockholders, officers or directors of the Corporation shall not be personally liable for the payment of the Corporation's debts except as they may be liable by reason of their own conduct or acts.

         Eighth. The Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation, to alter or repeal any By-Laws of the Corporation.

         Ninth. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Articles of Incorporation and add or insert any other provision authorized by the laws of the State of Nevada in the manner now or hereafter prescribed by law. All rights, preferences or privileges of whatever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights now reserved in this Article.

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         Tenth. No director or officer shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, provided that this Section shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of
Section 78.300 of the Nevada Revised Statutes.

         Eleventh. Meetings of stockholders may be held within or without the State of Nevada, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation, except as otherwise required by the Nevada Revised Statutes. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

         Twelveth. The Corporation expressly elects not to be governed by Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended or supplemented from time to time.

         Thirteenth. The Corporation shall, to the fullest extent permitted by
Section 78.751 of the Nevada Revised Statutes, as the same may be amended or supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section 78.751, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         IN WITNESS WHEREOF, the undersigned officers hereby declare that the statements made in the foregoing correctly sets forth the text of the Articles of Incorporation of the Corporations adopted and amended at a meeting of the shareholders and directors on April 20, 1999.

DATED:   April 22, 1999

SIGNATURES:

/s/ //DOUGLAS C. MILLS//                              //BARBARA J. KUHL//
-------------------------                             --------------------------
Douglass C. Mills, President                          Barbara J. Kuhl, Secretary

Subscribed and sworn to before me
 this 22nd day of April, 1999.

/s/ //Kay A. Fink//                                                       (SEAL)
-------------------                                -----------------------
 Notary Public

Commission expires September 18, 1999.

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